Exhibit 4.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made by and between China Agricorp, Inc., a Nevada corporation (the “Company”) and the undersigned (the “Subscriber”).

WHEREAS, in connection with a reorganization described below (the “Reorganization”) the Company is making a private offering (“Offering”) of up to $4,500,000 principal amount of its 10% convertible promissory notes (the “Notes”) due one year after the closing (or, if there shall be more than one closing, the initial closing) of the Offering (the “Repayment Date”) on a “best efforts” basis, which Notes (a) upon the closing of any equity or equity-related financing, prior to the Repayment Date, resulting in gross proceeds to the Company of at least fifteen million dollars ($15,000,000) (a “Qualified Financing”), automatically shall convert into the securities sold in the Qualified Financing at a 50% discount to the price at which such securities are sold in the Qualified Financing, (b) upon the closing of any equity or equity-related financing, prior to the Repayment Date, resulting in gross proceeds to the Company of more than $2,000,000 but less than fifteen million dollars ($15,000,000) (a “Non-Qualified Financing”), may, at the holder’s option, be converted into the securities sold in the Non-Qualified Financing at a 50% discount to the price at which such securities are sold in the Non-Qualified Financing, (c) if not converted prior to the Repayment Date, shall be repaid together with interest, and (c) shall be substantially in the form attached hereto as Exhibit A;

WHEREAS, the aggregate principal amount of the Notes in the Offering may be increased to up to $4,950,000 by the mutual consent of the Company and the Placement Agent (as defined below); and

WHEREAS, at the time of delivery of a Note to a Subscriber, the Company also will deliver to each Subscriber purchasing the Note, a common stock purchase warrant (the “Warrant”) exercisable only in the event the Note is not converted prior to the Repayment Date, which Warrant shall be substantially in the form attached hereto as Exhibit B: and

WHEREAS, the Notes, the securities issuable upon the conversion of the Notes, the Warrants and the shares of common stock issuable upon exercise of the Warrants are hereinafter referred to collectively as the “Securities”;

WHEREAS, as part of the Reorganization, (a) the Company, two to-be-formed BVI corporations (“BVI-1” and “BVI-2”) will enter into and consummate a share exchange agreement pursuant to which the Company will issue shares of its common stock in exchange for all of the capital stock of BVI-2 held by BVI-1; (b) immediately following the share exchange (i) BVI-1 will own part of the issued and outstanding capital stock of the Company, (ii) the Company will own all of the issued and outstanding capital stock of BVI-2, (iii) BVI-2 will own all of the outstanding capital stock of a to-be-formed Hong Kong corporation (“HK Corp.”), (iv) HK Corp. will own all of the outstanding capital stock of a wholly-owned foreign under the laws of the People’s Republic of China (“WOFE”), and (v) WOFE will have entered into and consummated a series of agreements (the “Contractual Agreements”), with certain equity owners of Jiaozuo Yida Vegetable Oil Co. Ltd. (“Yida” and, together with BVI-2, HK Corp. and the other direct and indirect subsidiaries of the Company, the “Subsidiaries”); and (c) under the Contractual Agreements, the business of Yida will be conducted by WOFE; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company desires to sell to the Subscriber, a Note.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Subscription.

(a)           Subject to the terms and conditions hereof, the Company agrees to sell to the Subscriber, and the Subscriber hereby subscribes for, and agrees to purchase from the Company, a Note in the principal amount set forth opposite the Subscriber’s signature at the end of this Agreement (the “Subscription Amount”).  The Subscriber understands that the Company may reject the Subscriber’s subscription in its sole discretion, and that the Company may accept the subscription for a Note in a lesser principal amount than was subscribed for.  This Agreement is not binding on the Company until it is countersigned by the Company, and, whether or not countersigned by the Company, is specifically subject to the provisions of Section 8 hereof.  Except as required under law, subsequent to delivery of the subscription funds and this Agreement to the Company or its designee, this subscription shall be irrevocable.  The Subscriber acknowledges that the Company will incur certain costs and undertake other actions in reliance on such irrevocability.

(b)           Concurrently with the Subscriber’s execution and delivery of this Agreement, the Subscriber is delivering to the Escrow Agent (as defined below) by bank or other good check in lawful funds of the United States, or by wire transfer, the Subscription Amount.  Such funds shall be held in a non-interest bearing escrow account until the closing for such subscription is held, the rejection of the subscription, or the termination the Offering, whichever is earlier, pursuant to an escrow agreement by and among Interwest Transfer Company, as escrow agent (the “Escrow Agent”), the Company, and the Placement Agent (as defined below), a copy of which is attached hereto as Exhibit F (the “Escrow Agreement”).

2.           Representations, Warranties and Covenants of the Subscriber.  The Subscriber hereby represents and warrants to, and agrees with, the Company that:

(a)   Organization and Standing of the Subscriber.   The Subscriber (if an entity) is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)   Authorization and Power.   The Subscriber has the requisite power and authority (if an entity) or capacity (if an individual) to enter into and perform this Agreement and the other Transaction Documents (as defined in Section 4(c)) to which it is a party, and to purchase the Note.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Subscriber is a party, and the consummation by the Subscriber of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, partnership, or other entity action (if the Subscriber is an entity), and no further consent or authorization of by or on behalf of the Subscriber is required.  This Agreement and the other Transaction Documents to which the Subscriber is a party have been duly authorized, executed and delivered by the Subscriber and constitute a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

(c)   No Conflicts.   The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Subscriber is a party, and the consummation by the Subscriber of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Subscriber’s charter documents or bylaws or other organizational documents, if applicable, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument or obligation to which the Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Subscriber or its properties.  The Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents to which it is a party, or to purchase the Note in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)   Acquisition for Investment. The Subscriber is acquiring the Securities solely for the Subscriber’s own account for the purpose of investment and not with a view to, or for resale in connection with, a distribution.  The Subscriber does not have a present intention to sell the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Securities to or through any Person; provided, however, that by making the representations herein and subject to Section 3.2(h) below, the Subscriber does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.  The Subscriber acknowledges that the Subscriber (i) is able to bear the financial risks associated with an investment in the Securities, (ii) has received all information regarding the Company and the Subsidiaries (collectively, the “Combined Company”) as it has deemed necessary or appropriate to conduct the Subscriber’s due diligence investigation, and (iii) has sufficient knowledge and experience in investing in companies similar to the Combined Company, in terms of the Combined Company’s stage of development, so as to be able to evaluate the risks and merits of its investment in the Combined Company.  The Subscriber further acknowledges that the Subscriber understands the risks of investing in companies domiciled, or which operate primarily, in the People’s Republic of China and that the purchase of the Note involves substantial risks.

(e)   Information on the Combined Company.  The Subscriber has received in writing from the Company such information concerning the Combined Company’s operations, financial condition and other matters as the Subscriber has requested in writing (collectively, the “Written Information”), and considered all factors the Subscriber deems material in deciding on the advisability of purchasing the Note the Subscriber is purchasing hereunder.  In making the Subscriber’s investment decision to purchase the Note, the Subscriber is not relying on any oral or written representations or assurances from the Company or any other Person other than as set forth in this Agreement or the other Transaction Documents to which the Subscriber is a party.

(f)   Opportunities for Additional Information.  The Subscriber acknowledges that the Subscriber has had the opportunity to ask questions of and receive answers, or obtain additional information, from the executive officers of the Combined Company concerning the financial and other affairs of the Combined Company

(g)   Information on Subscriber.   The Subscriber is an “accredited investor” as such term is defined in Regulation D, is experienced in investments and business matters, has made investments of a speculative nature, and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of, and to make an informed investment decision with respect to, the proposed purchase, which represents a speculative investment.  The Subscriber has the authority and is duly and legally qualified to purchase and own the Note being purchased by the Subscriber hereunder.  The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the Subscriber’s signature page hereto regarding the Subscriber is accurate and complete in all respects.

(h)   Compliance with 1933 Act.   The Subscriber understands and agrees that the offer and sale of the Note and the other Securities, have not been registered under the 1933 Act or any applicable state securities laws by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Subscriber contained herein), and that the Securities must be held indefinitely unless their subsequent disposition is registered under the 1933 Act and any applicable state securities laws or is exempt from such registration.  The Subscriber acknowledges that the Subscriber is familiar with Rule 144 promulgated pursuant to the 1933 Act (“Rule 144”), and understands that to the extent that Rule 144 is not available the Subscriber will be unable to sell any of the Securities without either registration of such sale under the 1933 Act or the existence of another exemption from such registration requirement.

(i)   Legend.  The Securities shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT, OR OTHERWISE.”

(j)   Communication of Offer.  The offer to sell the Note was directly communicated to the Subscriber by the Company or the Placement Agent (as defined below).  At no time was the Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)   Restricted Securities.   The Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Agreement, the Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor”, as defined under Regulation D, and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.  Affiliate includes, with respect to the Company, each Subsidiary.  For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(l)   No Governmental Review.   The Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Note or the other Securities or the suitability of the investment in the Note or the other Securities nor have such authorities passed upon or endorsed the merits of the Offering.

(m)   Correctness of Representations.  The Subscriber understands that the Note is being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws, and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of the Subscriber to acquire the Note being purchased by the Subscriber hereunder.

(n)   Short Sales and Confidentiality. Other than the transaction contemplated hereunder, the Subscriber has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Subscriber, executed any disposition, including short sales, in the securities of the Company during the period commencing from the time that the Subscriber first received a term sheet from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date that the transactions contemplated by this Agreement are first publicly announced. The Subscriber covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, it will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(o)   Regulation S Representations:  If the Subscriber is purchasing the Note pursuant to the exemption provided by compliance with Regulation S:

(i)           The Subscriber is not, and was not at the time the Subscriber was offered the Note, a U.S. Person (as defined in Regulation S);

(ii)           The Subscriber (A) as of the execution date of this Agreement is not located within the United States, and (B) is not purchasing the Note for the account or benefit of any U.S. person except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(iii)           The Subscriber will not resell the Note, nor any of the other Securities, except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration under the 1933 Act, or pursuant to an available exemption from registration; and will not engage in hedging transactions with regard to such Securities unless in compliance with the 1933 Act (including Regulation S), the 1934 Act, or the rules and regulations promulgated under either of the foregoing.

4.           Company Representations and Warranties.  The Company represents and warrants to the Subscriber that:

(a)           Due Incorporation.  The Company and each Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company and each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purposes of this Agreement, a “Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company or the Subsidiaries, individually or in the aggregate, or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.
(b)           Outstanding Stock; Subsidiaries.  All issued and outstanding shares of capital stock and equity interests in the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.   Assuming the consummation of the Reorganization, except for the Subsidiaries, the Company does not (i) own of record or beneficially, directly or indirectly (or have any obligation, right or option to acquire) (A) any shares of capital stock of any other corporation, or (B) any participating, proprietary, or equity interest in any partnership, limited liability company, joint venture or other entity, or (ii) control, directly or indirectly, any other entity.

(c)           Authority; Enforceability.  This Agreement, the Note, the Warrants, the Registration Rights Agreement, the Stock Pledge Agreement, the Non-Recourse Guaranty, and the Escrow Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.  The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)           Capitalization and Additional Issuances.   The authorized and outstanding capital stock of the Company and each of the Subsidiaries on a fully diluted basis are set forth on Schedule 4(d).  Except as set forth on Schedule 4(d), or otherwise disclosed in this Agreement, there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock or other equity interest of the Company or any of the Subsidiaries.  The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by the Company is described on Schedule 4(d).  There are no outstanding agreements or preemptive or similar rights affecting the Company’s common stock.

(e)   Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Note.  The Transaction Documents and the Company’s performance of its obligations thereunder have been unanimously approved by the Company’s Board of Directors.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in the world, including without limitation, the United States, or elsewhere is required by the Company or any Affiliate of the Company in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents other than those which have been obtained.

(f)   No Violation or Conflict.  Assuming the representations and warranties of the Subscriber in Section 3 are true and correct, neither the issuance nor sale of the Note nor the delivery of the Warrant or any of the other Securities nor the performance of the Company’s obligations under this Agreement or the other Transaction Documents will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, bylaws or other organizational documents of the Company or any Subsidiary, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator, or (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject; or

(ii)           result in the creation or imposition of any lien, charge or encumbrance (collectively, “Lien”) upon the Securities or any of the assets of the Company or any of its Affiliates except in favor of Subscriber as described herein; or

(iii)           result in the activation of any anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of the Company or any Subsidiary, or the holder of the right to receive any debt, equity or security instrument of the Company or any Subsidiary nor result in the acceleration of the due date of any obligation of the Company or any Subsidiary; or

(iv)           result in the triggering of any piggy-back or other registration rights of any Person holding securities of the Company or having the right to receive securities of the Company.

(g)           The Securities.  The Securities have been duly authorized and, when issued and paid for (i) will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by or through the Company other than restrictions on transfer provided for in the Transaction Documents, (ii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities of the Company, and (iii) will not subject the holders thereof to personal liability by reason of being such holders.  The Company has reserved from its duly authorized capital stock the maximum number of shares of its common stock issuable pursuant to the exercise of the Warrants and the conversion of the Notes.  The Notes and the Warrants, when issued in accordance with this Agreement, will constitute the legal, valid, and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, and subject to general principles of equity (regardless of whether such enforceability is considered at a proceeding in equity or at law).

(h)           Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator that would affect the execution by the Company of, or the complete and timely performance by the Company of, its obligations under, the Transaction Documents.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator, or any basis therefor, which, if adversely determined, would have a Material Adverse Effect.

(i)   No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Company’s common stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j)   Information Concerning Company.  Since December 31, 2009, there has been no Material Adverse Effect.

(k)           Defaults.  Neither the Company nor any Subsidiary is in violation of its articles of incorporation, bylaws, or other organizational documents.   Neither the Company nor any Subsidiary is (i) in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters which default would have a Material Adverse Effect, or (iii) in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(l)   No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Notes pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions.  No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its Affiliates will take any action or steps that would cause the offer or issuance of the Notes to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  The Company will not conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Notes that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(m)           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D/Regulation S) in connection with the offer or sale of the Notes.

(n)           No Undisclosed Liabilities.  Since December 31, 2009, neither the Company nor any Subsidiary has incurred any liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of their businesses since December 31, 2009, except as disclosed on Schedule 4(n).

(o)           No Undisclosed Events or Circumstances.  Since December 31, 2009, no event or circumstance has occurred or exists with respect to the Combined Company or their respective businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof, but which has not been so publicly announced.

(p)           Dilution.   The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Notes and Warrants is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Notes, Warrants and the other Securities is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

(q)           No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company or any Subsidiary and the accountants and lawyers previously and presently employed thereby, including, but not limited to, disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the date hereof, in each case, that could cause a Material Adverse Effect

(r)           Foreign Corrupt Practices.  Neither the Company, nor any Subsidiary, nor any agent or other Person acting on behalf of the Company or any Subsidiary (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(s)           [intentionally left blank]

(t)           Environmental Compliance. Since their inception, neither the Company nor the Subsidiaries have been in violation of any applicable law relating to the environment or occupational health and safety, where such violation would have a Material Adverse Effect. The Company and the Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Other than as disclosed on Schedule 4(t), the Company and each of the Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.  There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or the Subsidiaries that violate or may violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (x) under any Environmental Law, or (y) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance where, in each of the foregoing clauses (x) and (y), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)           Independent Nature of Subscribers.  The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents.  The Company acknowledges that the decision of each Subscriber to purchase a Note pursuant to this Agreement has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, conditions (financial or otherwise) or prospects of the Company or of the Subsidiaries which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any Subscriber (or any other Person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained herein or in any of the other Transaction Documents, and no action taken by any Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.

(v)           Solvency. Based on the financial condition of the Company after giving effect to the receipt by the Company of the proceeds from the Offering (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(w)           No Brokers.  Neither the Company nor any Subsidiary has taken any action which would give rise to any claim by any Person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby, except (i) the Company has retained Primary Capital, LLC as the placement agent for the Offering (the “Placement Agent”), whose commissions and fees will be paid by the Company, and (ii) as set forth on Schedule 4(w).

5.           Regulation D/Regulation S Offering.  The offer and issuance of the Notes, Warrants and other Securities to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(6) of the 1933 Act, Rule 506 of Regulation D, or Regulation S.  The Company shall approve, or have its designated counsel approve, Rule 144 legal opinion requests from Subscriber’s counsel for removal of restrictive legends to the Securities within three (3) business days of such request being provided to the Company’s transfer agent.

6.           Covenants of the Company.  The Company covenants and agrees with the Subscriber as follows:

(a)           Stop Orders.  The Company will advise the Subscriber within twenty-four hours after the Company receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the common stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscriber.

(b)           Use of Proceeds.   The proceeds of the Offering will be employed by the Company for expenses of the Offering and general working capital and, except as described on Schedule 6(b), will not be used for accrued and unpaid officer and director salaries, payment of financing-related debt, redemption of outstanding notes or equity instruments of the Company or non-trade obligations outstanding.

(c)           Taxes.  The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

(d)           Insurance.  The Company will, and will cause each Subsidiary to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in its line of business and location, in amounts and to the extent and in the manner customary for companies in similar businesses similarly situated and located and to the extent available on commercially reasonable terms.

(e)           Books and Records.  The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its (and the Subsidiaries) business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(f)           Governmental Authorities.  The Company shall, and shall cause each Subsidiary to, duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(g)           Properties.  The Company will, and will cause each Subsidiary to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will, and will cause each Subsidiary to, at all times comply in all material respects with each provision of all leases and claims to which it is a party or under which it occupies or has rights to property.  The Company will not, and will cause each Subsidiary not to, abandon any of its assets, except for those assets which have negligible or marginal value or for which it is prudent to do so under the circumstances.

(h)           Non-Public Information.  The Company covenants and agrees that except for the Written Information and schedules and exhibits to this Agreement and the Transaction Documents, and except for the information as to currently contemplated or negotiated financing transactions, neither it nor any other Person acting on its behalf will at any time provide the Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Subscriber shall have agreed in writing to accept such information.  The Company understands and confirms that the Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(i)           Negative Covenants.  From the date of this Agreement until none of the Notes are outstanding, the Company will not and will not permit any of the Subsidiaries, without the written consent of the Subscribers holding a majority in principal amount of outstanding Notes, to directly or indirectly:

(i)           engage in any business other than businesses engaged in or proposed to be engaged in by the Company and the Subsidiaries on the date hereof or businesses similar thereto;

(ii)           merge or consolidate with any Person (other than mergers with  its direct or indirect wholly-owned subsidiaries), or sell, lease or otherwise dispose of its assets other than in the ordinary course of business involving an aggregate consideration of more than ten percent (10%) of the book value of its assets on a consolidated basis in any 12-month period, or liquidate, dissolve, recapitalize or reorganize;

(iii)           incur any indebtedness for borrowed money or become a guarantor or otherwise contingently liable for any such indebtedness in excess of one million dollars ($1,000,000), except for obligations incurred in the ordinary course of business, or incur any indebtedness for borrowed money which, by its terms, is senior in right of payment of principal or interest to the Notes;

(iv)           enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Company’s performance of its obligations to holders of the Notes pursuant to this Agreement or any of the other Transaction Documents; or

(v)           enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights, preemptive rights, special voting rights or protection against dilution.

(j)           Non-Recourse Guaranty; Security for Guaranty.  The repayment of all indebtedness and obligations under the Notes shall be guaranteed by the shareholders set forth on Exhibit C (the “Management Shareholders”) pursuant to a Non-Recourse Guaranty substantially in the form of Exhibit D attached hereto (the “Non-Recourse Guaranty”).  The Management Shareholders’ obligations under the Non-Recourse Guaranty shall be secured by a pledge to Robert Brantl, Esq., as collateral agent for the Subscribers (the “Collateral Agent”), by the Management Shareholders of the number of shares of the Company’s common stock set forth opposite their names on Exhibit C.  The pledge shall be made pursuant to a Stock Pledge Agreement in the form of Exhibit E attached hereto (the “Stock Pledge Agreement”).

(k)           Interest and Expense Escrow.  At the closing of the Offering, $787,500 of the subscription proceeds shall continue to be held by the Escrow Agent in escrow pursuant to the Escrow Agreement to fund the first three interest payments with respect to the Notes and certain expenses associated with any Qualified Financing; provided, however, if less than $4,500,000 in principal amount of the Notes shall be sold at that closing, or if there shall be more than one closing for Notes in the aggregate principal amount of less than $4,500,000, then a pro-rata portion of such escrow amount shall be retained at such closing based on the aggregate principal amount of the Notes sold at such closing; and provided, further, if more than $4,500,000 in principal amount of the Notes shall be sold (at one closing or in the aggregate), then the amount to be retained in such escrow with respect such additional principal amount shall be increased only by the amount of the first three interest payments with respect to such additional principal amount.

(l)           Securities Laws; Disclosure; Press Release.  The Company shall file a Form D with respect to the Notes and the Warrants with the Commission as required under Regulation D.  The Company shall take such action as is necessary to sell the Note, and deliver the Warrant, to the Subscriber under applicable securities laws The Company and the Placement Agent shall consult with each other in connection with issuing any press releases with respect to the transactions contemplated hereby, and the Subscriber shall not issue any such press release or otherwise make any such public statement without the prior written consent of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

(m)           Board Seat.  For as long as the Notes are outstanding,  the Company and each of the Subsidiaries shall take all measures reasonably necessary and shall execute all documents required under PRC law to cause a designee of the Placement Agent (on behalf of the Noteholders) to be a member of the Board of Directors of Yida and the Corporate Secretary of HK Corp., with full authority to access the bank accounts of such entities upon the occurrence of, and during the continuance of, an Event of Default (as defined in the Notes).

(n)           Reservation of Common Stock. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, a sufficient number of the shares of its authorized common stock for the issuance upon conversion of all of the Notes (if applicable) and the exercise of all of the Warrants (if applicable).

7.           Survival; Indemnification.

(a)           Survival.  As between the Company and the Subscriber, the representations and warranties of each such party contained herein shall survive for a period of two years after the date on which the Subscriber purchases the Note hereunder.

(b)           Company Indemnity.  The Company agrees to indemnify, hold harmless, reimburse and defend the Subscriber and its officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such Person which results, arises out of or is based upon (i) any material misrepresentation by the Company or breach of any representation or warranty by the Company in this Agreement, in any Exhibits or Schedules attached hereto, or in any of the other Transaction Documents, or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder or under any other Transaction Document.

(c)           Subscriber Indemnity.  The Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company, the Company’s officers, directors, agents, Affiliates, and control persons against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon them or any such Person which results, arises out of or is based upon any material misrepresentation by the Subscriber in this Agreement or in any of the other Transaction Documents to which the Subscriber is a party.  Notwithstanding the forgoing, in no event shall the liability of the Subscriber or its permitted successor hereunder, or under any of the other Transaction Documents, exceed such Subscriber’s Subscription Amount.

(d)           Indemnity Procedures.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, demand, claim, suit or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 7(d) and shall only relieve it from any liability which it may have to such indemnified party under this Section 7(d) if and to the extent the indemnifying party is prejudiced by such omission.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7(d) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnifying party shall have reasonably concluded that there may be reasonable defenses available to indemnified party which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel, reasonably satisfactory to the indemnified and indemnifying party, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

8.           Conditions Precedent to the Sale and Purchase of a Note.

(a)           Conditions to Obligations of the Subscriber.  The obligation hereunder of the Subscriber to acquire and pay for the Note being purchased hereunder is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Subscriber’s sole benefit and may be waived by the Subscriber at any time in its sole discretion.

(i)           The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the date the Reorganization is effectuated (the “Effective Date”) as if given on and as of such Effective Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Effective Date the Company shall have performed all covenants and agreements of the Company contained herein or in any of the other Transaction Documents required to be performed by the Company on or before the Effective Date;

(ii)           The Company shall have completed the Reorganization;

(iii)           The Company shall have executed and delivered to the Subscriber the Registration Rights Agreement in the form attached hereto as Exhibit G (the “Registration Rights Agreement), and the Stock Pledge Agreement;

(iv)           The Management Shareholders shall have executed and delivered to the Subscriber the Non-Recourse Guaranty and the Stock Pledge Agreement, and delivered the shares of the Company’s common stock being pledged by them pursuant to the Stock Pledge Agreement to the Collateral Agent;

(v)           The Company shall have delivered to the Subscriber a Note in the principal amount of the Subscription Amount, and a Warrant registered in the name of the Subscriber for the applicable number shares of the Company’s common stock; and

(vi)           The Company, the Placement Agent, and the Escrow Agent shall have executed and delivered to the Subscriber the Escrow Agreement, and the Escrow Agent shall have retained the applicable portion of the subscription proceeds for interest and certain expenses as provided in Section 6(k) hereof.

(b)           Conditions to Obligations of the Company. The obligation hereunder of the Company to issue and sell a Note to a Subscriber is subject to the satisfaction or waiver of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(i)           The representations and warranties of the Subscriber in this Agreement and each of the other Transaction Documents to which the Subscriber is a party shall be true and correct in all material respects as of the date when made and as of the Effective Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date;

(ii)           The Subscription Amount for the Note being purchased by such Subscriber has been delivered to the Escrow Agent; and

(iii)           The Transaction Documents to which the Subscriber is a party have been duly executed and delivered by the Subscriber to the Escrow Agent.

9.   Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service for next Business Day delivery with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party to whom notice is to be given may have furnished to the Company (in the case of notice being given to the Subscriber) or the Subscriber (in the case of notice being given to the Company) in writing in accordance herewith.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (w) upon hand delivery, (x) upon delivery by facsimile (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received), with accurate confirmation generated by the transmitting facsimile machine, (y) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communications is posted, or (z) on the first Business Day following the date of mailing by express courier service. The addresses for such communications shall be:

If to the Company, to:

China Agricorp, Inc.
Attn: Mr. Feng Hexi, Chairman
Fengshou Road West, Jiefang District
Jiaozuo, He’nan 454000

With a copy by fax only to (which copy shall not constitute notice):

Darren L. Ofsink
GUZOV OFSINK, LLC
600 Madison Avenue
New York, New York  10022
Facsimile:  (212) 688-7273

If to the Subscriber, to the address of such Subscriber listed on its signature page of this Agreement.

(b)           Entire Agreement; Amendment. This Agreement and the other Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement nor any of the other Transaction Documents may be waived or amended other than by a written instrument signed by the Company and the holders of Notes having an aggregate principal amount of more than fifty percent (50%) of the total principal amount of Notes then outstanding (the “Majority Holders”), except that all of the holders of the Notes must approve an amendment of this Section 9(b).   No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Document.

(c)           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d)           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by any party hereto against another party hereto concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)           Specific Enforcement, Consent to Jurisdiction.  The Company and the Subscriber acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 9(d) hereof, the Company and the Subscriber hereby irrevocably waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)           Damages.   In the event the Subscriber is entitled to receive any liquidated damages pursuant to the Transactions Documents, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.

(g)           Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

(h)           Calendar Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  Except as used in Section 6(l), the term “business days” shall mean days that the New York Stock Exchange is open for trading for three or more hours. Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City. Any deadline that falls on a non-Business Day in any of the Transaction Documents shall be automatically extended to the next Business Day and interest, if any, shall be calculated and payable through such extended period.

(i)           Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  As used in this Agreement the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)           Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability:  (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(k)           Lock-up Agreement.  The Subscriber agrees that for 90 days after the effectiveness of the registration statement filed in connection with the initial public offering of the Company’s common stock, or such longer period of time as may agreed to with the Company or the principal underwriter managing such public offering, the Subscriber will not, upon the request of the Company or such underwriter managing, sell, offer for sale, pledge, or otherwise dispose of the shares of Company common stock owned by the Subscriber without the prior written consent of the Company or such underwriter, as the case may be.

[Signature Page Follows]

SIGNATURE PAGE

This page constitutes the signature page for the Subscription Agreement relating to the offering of 10% Convertible Notes by China Agricorp, Inc.

Principal Amount of Note     $    (the “Subscription Amount”)

___________________________________	_____________________________________
Signature	Signature (if purchasing jointly)
___________________________________	_____________________________________
Name Typed or Printed	Name Typed or Printed

___________________________________	_____________________________________
Entity Name	Entity Name

___________________________________	_____________________________________
Address	Address

___________________________________	_____________________________________
City, State and Zip Code	City, State and Zip Code

___________________________________	_____________________________________
Telephone - Business	Telephone - Business

___________________________________	_____________________________________
Telephone – Residence	Telephone – Residence

___________________________________	_____________________________________
Facsimile – Business	Facsimile - Business

___________________________________	_____________________________________
Email	Email

___________________________________	_____________________________________
Tax ID # or Social Security #	Tax ID # or Social Security #

Name in which securities should be issued:

Dated:           ___________, 2010

Accepted and agreed to:

CHINA AGRICORP, INC.		Principal Amount of Note

Accepted: $_________
By:
	Name:	Date of Acceptance: ___________, 2010
Title:

SCHEDULE TO SUBSCRIPTION AGREEMENT

The following table sets forth for each purchaser, the names of the purchaser, the date of the Subscription Agreement signed by the purchaser and the principal amount of the Note purchase by the purchaser under the Subscription Agreement the purchaser signed:

	Name of Purchaser	Date of Agreement	Principal Amount
1	Atlas Tubular. L.P.	8/26/2010	$ 50,000.00
2	Barry A. Morguelan	8/26/2010	$ 50,000.00
3	Billy or Edda Campbell	8/26/2010	$ 50,000.00
4	Cheryl K. Browning	8/26/2010	$ 50,000.00
5	Craig J. Gordon	8/26/2010	$ 50,000.00
6	Dale Cripps	8/26/2010	$ 50,000.00
7	Daniel W. Gottlieb, M.D.	8/26/2010	$ 100,000.00
8	David J. Beyer	8/26/2010	$ 50,000.00
9	Frank P. Cutrone / Barbara K. Cutrone	8/26/2010	$ 50,000.00
10	Howard Reinsch	8/26/2010	$ 50,000.00
11	John J. DiLorenzo	8/26/2010	$ 50,000.00
12	RBC Capital Markets Corp. Custodian for Matthew Garren (IRA)	8/26/2010	$ 50,000.00
13	RBC Capital Markets custodian for Bruce R. Schafer IRA	8/26/2010	$ 25,000.00
14	Richard G. Kramer	8/26/2010	$ 50,000.00
15	Robert T. Cleveland or Glenna Cleveland	8/26/2010	$ 100,000.00
16	Robert V. Baylis	8/26/2010	$ 50,000.00
17	Ron Dilks	8/26/2010	$ 50,000.00
18	Scott Sammis	8/26/2010	$ 50,000.00
19	Scott Sammis and Suzanne Patrola	8/26/2010	$ 50,000.00
20	Steven Hribar	8/26/2010	$ 50,000.00
21	Troy T. Palmer	8/26/2010	$ 50,000.00
22	John W. Trone	8/26/2010	$ 50,000.00
23	Ulif Sorvik	8/26/2010	$ 50,000.00
24	Tommy I. Dilling	8/26/2010	$ 15,000.00
25	Timothy O'Donnell	8/26/2010	$ 10,000.00
26	PK Solutions AB	8/26/2010	$ 10,000.00
27	Olive or Twist Limited	8/26/2010	$ 30,000.00
28	Minti Global Investments	8/26/2010	$ 500,000.00
29	Kentlof Holdings, Ltd.	8/26/2010	$ 150,000.00
30	Kari Ekholm	8/26/2010	$ 35,000.00
31	J&J Ventures, Limited	8/26/2010	$ 40,000.00
32	Joachim Jaginder	8/26/2010	$ 10,000.00
33	Jan Eric Palmqvist	8/26/2010	$ 20,000.00

34	Jakob Anders Lindquist	8/26/2010	$ 80,000.00
35	Henrik Gumaelius	8/26/2010	$ 30,000.00
36	Heinrich H. Foerster	8/26/2010	$ 25,000.00
37	Garolf AB	8/26/2010	$ 50,000.00
38	Enebybergs Revisionbyra AB	8/26/2010	$ 50,000.00
39	Peter Gustafsson	8/26/2010	$ 10,000.00
40	Peter J.L. Lawrence	8/26/2010	$ 40,000.00
41	Arthur A.Mitchell Jr.	9/30/2010	$ 25,000.00
42	Richmond Capital LP	9/30/2010	$ 150,000.00
43	Issc Management, Inc.	9/30/2010	$ 25,000.00
44	Randall Toig Trust	9/30/2010	$ 50,000.00
45	Linda Alexander	9/30/2010	$ 25,000.00
46	RBC Capital Markets Corp. Custodian Craig Frankson IRA	9/30/2010	$ 25,000.00
47	RBC Capital Markets Corp. Custodian Charlene Frankson IRA	9/30/2010	$ 25,000.00
48	RBC Capital Markets Corp. Custodian Daniel & Deborah Gibson IRA	9/30/2010	$ 75,000.00
49	Vincent Cafici	9/30/2010	$ 25,000.00
50	RBC Capital Markets Corp. Custodian William Scott Hine IRA	9/30/2010	$ 25,000.00
51	Wade M. & Tracey L. Harris	9/30/2010	$ 50,000.00
52	RBC Capital Markets Corp. Custodian Scott R. Schneider IRA	9/30/2010	$ 25,000.00
53	Scott Forsberg	9/30/2010	$ 50,000.00
54	Steven T. & Renee B. Stubbs	10/8/2010	$ 25,000.00